Exhibit 99.1

November 20, 2019

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

ELECTION OF MORRIS AND WAGNER TO

BOARD OF DIRECTORS

San Jose, Calif. — California Water Service Group (Group) (NYSE: CWT) today announced the election of Scott L. Morris, 60, and Patricia K. (Patti) Wagner, 57, to the Company’s Board of Directors, effective January 1, 2020.

Morris currently serves as Executive Chairman of Avista Corporation, an energy company in the Pacific Northwest, a post he assumed following his retirement as Chairman, President, and Chief Executive Officer in September of this year.

Prior to her retirement in July 2019, Wagner served as Sempra Energy’s Group President of U.S. Utilities, following her tenure as Chairman and Chief Executive Officer of Southern California Gas Company, one of the largest natural gas utilities in the country.

According to Chairman Peter C. Nelson, each brings valuable experience and expertise to the team.

“Scott demonstrated his entrepreneurship and business acumen by taking the reins during a difficult time for Avista and helping to make it the strong, diverse utility it is today. Patti is immensely knowledgeable about regulated utility operations, having led numerous functions at Sempra and its subsidiaries during her 25-year career,” Nelson said.

During Morris’ tenure as CEO at Avista, the energy company added wind and solar power to its supply mix, expanded into Alaska, and increased its dividend every year. The Spokane, Wash. native is a current member and immediate past chairman of the Board of Trustees for his alma mater Gonzaga University and serves on the board of McKinstry Co, LLC.

After joining the Sempra family of companies in 1995, Wagner held a range of leadership positions. Prior to being named Sempra’s Group President, U.S. Utilities, she served as Chairman and Chief Executive Officer of Southern California Gas Company and President, Chief Executive Officer, and board director of Sempra U.S. Gas & Power, LLC. Early roles included vice president of operational excellence and vice president of information technology for Southern California Gas Company and San Diego Gas & Electric Company, vice president of accounting and finance for Southern California Gas Company and vice president of audit services for Sempra energy. She currently serves on the board of Apogee Enterprises, Inc.

“I could not be more pleased with our two new directors. I know they will have invaluable insight and expertise, and I look forward to welcoming them to our Board,” said President and Chief Executive Officer Martin A. Kropelnicki.

About California Water Service Group

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief and other actions; increased risk of inverse condemnation losses as a result of climate conditions; inability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality requirements; changes in environmental compliance and water quality standards; electric power interruptions, especially as a result of Public Safety Power Shutoff programs for the 2019 fire season as we further develop approaches to manage that risk; housing and customer growth trends; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with unions; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Media Contact

Shannon Dean

sdean@calwater.com or 408-367-8243